Exhibit 10.4

PANERA BREAD COMPANY

Stock Settled Appreciation Right Agreement
(Granted under 2015 Stock Incentive Plan)

THIS AGREEMENT is entered into by and between Panera Bread Company, a Delaware corporation having a principal place of business in St. Louis, Missouri (the “Company”), and the undersigned [participant first name, last name] of the Company (the “Participant”).
WHEREAS, pursuant to the 2015 Stock Incentive Plan (the “Plan”), the Company desires to grant to the Participant a stock settled appreciation right with respect to shares of its Class A Common Stock, $.0001 par value per share (“Common Stock”), subject to certain restrictions set forth in this Agreement, under and for the purposes set forth in the Plan; and
WHEREAS, the Company and the Participant understand and agree that any terms used and not defined herein have the same meanings as in the Plan, as applicable.
NOW, THEREFORE, in consideration of mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:

1.	Grant of SSAR.

This Agreement evidences the grant by the Company, on __________, 2___ (the “Grant Date”) to the Participant, of a stock settled appreciation right (the “SSAR”) exercisable, in whole or in part, with respect to a total of __________ shares (the “Shares”) of Common Stock at a price of $____ per share (the “Measurement Price”) pursuant to the Plan. Unless earlier terminated, this SSAR shall expire on ________, 2___ (the “Final Exercise Date”).

2.	Vesting.

Subject to Sections 3 and 4 of this Agreement and the Plan, this SSAR shall become vested as follows:
[Insert vesting schedule]

The right of exercise shall be cumulative so that to the extent this SSAR is not exercised to the maximum extent permissible in any period, this SSAR shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of (a) the Final Exercise Date and (b) the termination of this SSAR under Section 3 hereof or the Plan.

3.	Exercise of SSAR.

(a)Form of Exercise. Each election to exercise this SSAR shall be in writing (substantially in the form attached hereto as Exhibit A), signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement, or in such other form or manner approved by the Company. The Participant may exercise this SSAR with respect to fewer than the number of shares covered hereby, provided that no partial exercise of this SSAR may be for any fractional share.

(b)Receipt of Stock Upon Exercise. Upon exercise of this SSAR, the Participant shall receive from the Company a number of shares of Common Stock with a Fair Market Value (as defined in paragraph (h) below) equal to (i) the excess between (x) the Fair Market Value of one share of Common Stock as of the date of exercise and (y) the Measurement Price per share of this SSAR, multiplied by (ii)

the number of shares with respect to which this SSAR is being exercised. The Company shall deliver such shares (net of any shares of Common Stock withheld to satisfy any withholding tax requirements not otherwise satisfied by the Participant in cash at the time of exercise) as soon as practicable following the exercise.

(c)Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this SSAR may not be exercised unless the Participant, at the time this SSAR is exercised, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants or advisors of which are eligible to receive grants under the Plan (an “Eligible Participant”).

(d)Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraph (e) or (f) below, the right to exercise this SSAR shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this SSAR shall be exercisable only to the extent that the Participant was entitled to exercise this SSAR on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this SSAR shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(e)Exercise Period Upon Death or Disability. In the event of the death or the Disability (as defined below) of the Participant prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “Cause” (as specified in paragraph (f) below), this SSAR shall be exercisable, within the period of one year following the date of death or Disability of the Participant, by the Participant (or in the case of death by an authorized transferee) or if earlier, within the term originally prescribed by this Agreement; provided that this SSAR shall be exercisable only to the extent exercisable but not exercised as of the date of death or Disability. In the event of death or Disability of the Participant while an Eligible Participant, a pro rata portion of any additional portion of this SSAR as would have vested had the Participant not died or sustained a Disability prior to the end of the vesting accrual period which next ends following the date of death or Disability shall become vested. The proration shall be based upon the number of days during the accrual period prior to the Participant’s death or Disability. Notwithstanding the foregoing, in no event shall this SSAR be exercisable after the Final Exercise Date. For purposes of this Agreement: “Disability” shall mean permanent and total disability, as defined in Section 22(e)(3) of the Code.

(f)Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause, the right of the Participant to exercise this SSAR shall terminate immediately upon the effective date of such termination of employment or other relationship. For purposes of this Agreement: “Cause” shall include (and is not limited to) dishonesty with respect to the Company or any affiliate of the Company, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, or conduct substantially prejudicial to the business of the Company or any affiliate of the Company or any other circumstance which would constitute or be deemed “cause” pursuant to any other agreement entered into between the Participant and the Company or an affiliate of the Company, as determined by the Board of Directors or any committee of the Board of Directors or officer designated by it, in its, his or her sole discretion. The determination of the Board of Directors or such designee as to the existence of Cause will be conclusive on the Participant and the Company. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for Cause was warranted.

(g)Compliance Restrictions. The Company shall not be obligated to issue to the Participant the Shares upon the vesting of this SSAR (or otherwise) unless the issuance and delivery of such Shares shall comply with all relevant provisions of law and other legal requirements including any applicable federal or state securities laws and the requirements of any stock exchange or quotation system upon which Common Stock may then be listed or quoted.

(h)Fair Market Value. For purposes of this Agreement, Fair Market Value of Common Stock shall mean:

(i)
if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing price of the Common Stock on the date of grant or determination;

(ii)
if the Common Stock is not traded on a national securities exchange but is traded on the over-the-counter market, if sales prices are not regularly reported for the Common Stock for the trading day referred to in Section 2(g)(i), and if bid and asked prices for the Common Stock are regularly reported, the mean between the bid and the asked price for the Common Stock at the close of trading in the over-the-counter market on the date of grant or determination; and

(iii)	if the Common Stock is neither listed on a national securities exchange nor traded in the over-the-counter market, such value as the Committee, in good faith, shall determine.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or the mean between the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board of Directors can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, in its sole discretion, use weighted averages either on a daily basis or such longer period as complies with Code Section 409A.

4.	Restrictions on Transfer.

This SSAR may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this SSAR shall be exercisable only by the Participant.

5.	No Rights as Stockholder.

Except as set forth in the Plan, neither the Participant nor any person claiming under or through the Participant shall be, or shall have any rights or privileges of, a stockholder of the Company in respect of any Share issuable pursuant to this SSAR granted hereunder until such Share has been delivered to the Participant.

6.	Withholding Taxes.

The Participant acknowledges that upon exercise of the SSAR the Participant will be deemed to have taxable income equal to the fair market value of the Shares received upon exercise. The Participant acknowledges that any income or other taxes due from him or her with respect to this SSAR or the Shares issuable pursuant to this SSAR shall be the Participant’s responsibility and that no Shares will be issued pursuant to the exercise of this SSAR unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this SSAR.
The Participant agrees that the Company shall be entitled to withhold from the Participant’s remuneration, if any, the minimum statutory amount of federal, state and local withholding taxes attributable to such amount that is considered compensation includable in the Participant’s gross income. At the Company’s discretion, the amount required to be withheld may be withheld in cash from such remuneration, or in kind from the Shares otherwise deliverable to the Participant on exercise of the SSAR. The Participant further agrees that, if the Company does not withhold an amount from the Participant’s remuneration sufficient to satisfy the Company’s income tax withholding obligation, the Participant will reimburse the Company on demand, in cash, for the amount under-withheld.

7.	Provisions of the Plan.
This SSAR is subject to the provisions of the Plan, a copy of which is being furnished to the Participant with this Agreement.

8.	Miscellaneous.

(a)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(b)Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(c)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 4 of this Agreement.

(d)Notice. Any notices required or permitted by the terms of this Agreement or the Plan shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows, or to such other address or addresses of which notice in the same manner has previously been given:

If to the Company:

Panera Bread Company
3630 South Geyer Road, Suite 100
St. Louis, MO 63127
ATTN: Director, Compensation Facsimile: (314) 909-3320

If to the Participant, notice shall be addressed to the Participant at the home address that the Participant most recently communicated to the Company in writing (in electronic form or otherwise).

Any such notice shall be deemed to have been given upon the earlier of receipt, one business day following delivery to a recognized courier service or three business days following mailing by registered or certified mail.

(e)Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to this SSAR.

(f)Participant’s Acknowledgments. The Participant acknowledges that he or she: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP, is acting as counsel to the Company in connection with the transactions contemplated by the agreement, and is not acting as counsel for the Participant. The Participant also acknowledges that in accepting this SSAR, the Participant agrees to be bound by any clawback policy that the Company may adopt in the future.

(g)Unfunded Rights. The right of the Participant to receive Common Stock pursuant to this Agreement is an unfunded and unsecured obligation of the Company. The Participant shall have no rights under this Agreement other than those of an unsecured general creditor of the Company.

(h)Deferral. Neither the Company nor the Participant may defer delivery of any Shares with respect to this SSAR.

(i)Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this SSAR Agreement to be executed under its corporate seal by its duly authorized officer. This SSAR Agreement shall take effect as a sealed instrument.

PANERA BREAD COMPANY

By:
Ronald M. Shaich
Chairman, Chief Executive Officer

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing SSAR and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2015 Stock Incentive Plan.

PARTICIPANT:
Dated: [Date agreement accepted]	By: ____________________________________
	Name:	[Participant Name]_________________________
	Address:	[Participant Name]
[Participant Street Address]
[Participant City, State Zip]

PANERA BREAD COMPANY

By:
Ronald M. Shaich
Chairman, Chief Executive Officer

Exhibit A
NOTICE OF EXERCISE OF STOCK SETTLED APPRECIATION RIGHT
Date: ____________
Panera Bread Company
3630 South Geyer Road, Suite 100
St. Louis, Missouri 63127
Attn: Treasurer

Dear Sir or Madam:
I am the holder of a Stock Settled Appreciation Right granted to me by Panera Bread Company (the “Company”) under its 2015 Stock Incentive Plan on _____________, 2____, with respect to a total of _________ shares of Common Stock of the Company, at a measurement price of $_____ per share.
I hereby exercise my Stock Settled Appreciation Right with respect to _________ shares of Common Stock.

Very truly yours,

Name:

Address: